ORANGE AND ROCKLAND UTILITIES, INC.

                         SEVERANCE AGREEMENT


               THIS AGREEMENT, effective this 18th day of
     October   , 1995, by and between Orange and Rockland
     Utilities, Inc. (the "Company") and R. Lee Haney (the
     "Employee").
     W I T N E S S E T H  T H A T:
               WHEREAS, the Employee is an integral part of
     the Company's management who participates in the decision making process relative to planning and policy for the Company;
               WHEREAS, the Company wishes to encourage the
     employee to continue his services with the Company for the period during and after an actual or threatened Change in Control;
               WHEREAS, the Board of Directors of the Company,
     at its meeting on September 8, 1994, determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the Company's administration and operations in the event of a Change in Control by entering into a severance agreement with the Employee; and
               WHEREAS, the Company has previously entered
     into letter agreements with the Employee dated September 2, 1994 and September 29, 1994 (the "Letter Agreements");
               NOW THEREFORE, it is hereby agreed by and
     between the parties hereto as follows:
               1.   Definitions.
               "Board" shall mean the Board of Directors of
     the Company.
               "Cause" shall mean (a) the Employee's convic-
     tion of a felony or (b) the Employee's fraud or dishon-esty which has resulted or is likely to result in materi-al economic damage to the Company, as determined in good faith by a vote of 2/3 of the non-employee directors of the Company at a meeting of the Board of Directors at which the Employee is provided an opportunity to be heard.
               "Change in Control": shall mean:
                    (i)  either (A) receipt by the Company of
     a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act") disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company or (B) actual knowledge by the Company of facts, on the basis of which any Person is required to file such a report on
     Schedule 13D, or an amendment to make such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the out-standing stock of the Company;
                    (ii) purchase by any person (as defined in Section 13(d) of the 1934 Act), corporation or other entity, other than the Company or a wholly-owned subsid-iary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consumma-tion of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);
                    (iii)  approval by the stockholders of the
     Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or
                    (iv) a change in the majority of the
     members of the Board within a 24-month period unless the election or nomination for election by the Company's stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.
                    "Good Reason" shall mean a determination by the Employee in good faith that there has been any (i) material change by the Company of the Employee's func-tions, duties or responsibilities which change would cause the Employee's position with the Company to become of less dignity, responsibility, importance, prestige or scope including, without limitation, the assignment to the Employee of duties and responsibilities inconsistent with his positions; (ii) assignment or reassignment by the Company of the Employee without the Employee's con-sent, to another place of employment more that 50 miles from the Employee's current place of employment; (iii) liquidation, dissolution, consolidation or merger of the Company which has not been approved by a majority of those members of the Board who were members of the Board prior to the Change in Control, or transfer of all or substantially all of its assets, other than a transaction or series of transactions in which the resulting or surviving transferee entity has, in the aggregate, a net worth at least equal to that of the Company and assumes this Agreement and all obligations and undertakings of the Company hereunder; or (iv) reduction in the Employee's total compensation or any component thereof; by written notice to the Company, specifying the event relied upon for such termination and given at any time within 6 months after the occurrence of such event.
               2.   Term.
               This Agreement shall be effective as of the
     date above written and shall continue thereafter for a period of 24 full calendar months following the date of an occurrence of a Change in Control.
               3.   Severance Benefit.
                    a.   In the event of any termination of
     the Employee's employment hereunder at any time during the 24-month period immediately following a Change in Control (x) by the Employee for Good Reason, or (y) by the Company for any reason other than Cause, then, within 5 business days after any such termination, the Company shall pay to the Employee or the estate of the Employee as severance pay, a lump sum cash amount equal to three times the Employee's "base amount" as defined and deter-mined under section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), less one dollar ("2.99 times the base amount").
                    b.   For a period of 24 months (commencing
     with the month in which termination of employment as de-scribed in paragraph 3a above shall have occurred), the Employee shall be entitled to all benefits under the Company's welfare benefit plans as if the Employee were still employed during such period, at the same level of benefits as existed immediately prior to the Change in Control, and if and to the extent that such benefits shall not be payable or provided under any such plan, the Company shall pay or provide such benefits on an individ-ual basis. The benefits provided in accordance with this paragraph 3b shall be secondary to any comparable bene-fits provided by another employer.
                    c.   From and after the occurrence of a
     Change in Control (as defined in the Officers' Supplemen-tal Retirement Plan of Orange and Rockland Utilities, Inc. as Amended and Restated (the "SERP")), notwithstand-ing any provision of the SERP to the contrary, (i) the Benefit Formula Percentage applicable to the Employee under the SERP shall be deemed to be the greater of (a) the Benefit Formula Percentage determined under the SERP and (b) 40% and (ii) for purposes of Section 2(8) of the SERP, the Employee shall be treated as having completed a number of years of Service equal to the greater of (a) the number of years of Service determined under the SERP and (b) 10.
                    d.   Notwithstanding anything else herein
     to the contrary, to the extent that the Employee is entitled to receive severance payments from another Company severance plan, arrangement or program, the pay-ments to be made pursuant to paragraph 3a hereof shall be correspondingly reduced before implementation of para-graph e below, and, if necessary, the Employee shall make an appropriate refund to the Employer without interest.
                    e.   If Independent Tax Counsel shall
     determine that the aggregate payments made to the Employ-ee pursuant to paragraphs 3a, b and c above and any other payments to the Employee from the Company which consti-tute "parachute payments" as defined in section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor thereto) ("Parachute Payments") would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then the lump sum cash payment payable to the Employee under paragraph 3a above shall be reduced to an amount and to the extent necessary so that such payment would not be subject to the Excise Tax. Notwithstanding the preceding sentence, in the event of a Change in Control that occurs prior to January 1, 2000, the Employee shall be entitled to all payments under paragraphs 3a, b and c above and any other Parachute Payments unless the total of such payments, after giving effect to the Excise Tax, is less than the amount to which the Employee would have been entitled under the preceding sentence. For purposes of this para-graph 3e, "Independent Tax Counsel" shall mean a lawyer with expertise in the area of executive compensation tax law, who shall be selected by the Employee and shall be reasonably acceptable to the Company, and whose fees and disbursements shall be paid by the Company.
                    f.   If it is established pursuant to a
     final determination of a court or a final Internal Reve-nue Service proceeding that, notwithstanding the good faith of the Employee and the Company in applying the terms of this Agreement, any part of the aggregate pay-ments paid to the Employee under this Agreement consti-tutes an "excess parachute payment" for purposes of sections 280G and 4999 of the Code, then the amount equal to the excess shall be deemed for all purposes to be a loan from the Company to the Employee made on the date of receipt. The Employee shall have an obligation to repay such loan to the Company within six months of demand, together with interest thereon at the lowest applicable Federal rate (as defined in section 1274(d) of the Code) from the date of the Employee's receipt until the date of such repayment. If it is determined for any reason that the amount described in paragraph a or b above in incor-rectly calculated or reduced, the Company shall pay to the Employee the increased amount, if any, necessary so that, after such an adjustment, the Employee shall have received or be entitled to receive the maximum payments that he may receive without any such payment constituting an "excess parachute payment."
               4.   Source of Payments.
               All payments provided for in paragraph 3 above
     shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to the Employ-ee or his or her dependents, beneficiaries or estate from any trust or special or separate fund established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.
               5.   Litigation Expenses; Arbitration.
                    a.   In the event of any litigation or
     other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Employee for all reasonable costs and expenses relating to such litigation or other proceeding as they are incurred, including reasonable attorneys fees and expenses, regardless of whether such litigation results in any settlement or judgment or order in favor of any party; provided, however, that any claim or action initiated by the Employee relating to this Agreement shall have been made or brought after reasonable inquiry and shall be well grounded in fact and warranted by existing law or a good faith argument for the extension, modification, or reversal of existing law, and that it is not interposed for any improper purpose, such as to harass or to cause unnecessary delay or needless increase in the cost of litigation. The obligation of the Company under this paragraph 5 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).
                    b.   In the event of any dispute or dif-
     ference between the Company and the Employee with respect to the subject matter of this Agreement and the enforce-ment of rights hereunder, the Employee may, in his or her sole discretion by notice to the Company, require such dispute or difference to be submitted to arbitration.
     The arbitrator or arbitrators shall be selected by agree-ment of the parties or, if they cannot agree on an arbi-trator or arbitrators within 30 days after the Employee had notified the Company of his or her desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in New York, New York upon the application of the Employee. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evi-dence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in New York, New York, and shall be conducted in accordance with the Rules of AAA.
               6.   Income Tax Withholding.
               The Company may withhold from any payments made
     under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or govern-mental regulation or ruling.
               7.   Entire Understanding.
               This Agreement contains the entire understand-
     ing between the Company and the Employee with respect to the subject matter hereof, i.e., benefits payable to the Employee upon termination of employment following a Change in Control, and supersedes any prior severance agreement between the Company and the Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of any kind elsewhere provided and not expressly provided for in this Agreement and this Agreement shall not super-sede the Letter Agreements.
               8.   Severability.
               If, for any reason, any one or more of the
     provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unen-forceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so inval-id, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company and the Employee shall be deemed reinstated as if this Agreement had not been executed.
               9.   Consolidation, Merger, or Sale of Assets.
               If the Company consolidates or merges into or
     with, or transfers all or substantially all of its assets to, another corporation with a net worth at least equal to that of the Company and which assumes this Agreement and all obligations and undertakings of the Company hereunder, the term "the Company," as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.
               10.  Notices.
               All notices, requests, demands and other commu-
     nications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class, if to the Employee to the address shown in the personnel re-cords of the Company and, if to the Company, as follows:
                         Orange and Rockland Utilities, Inc.
                         One Blue Hill Plaza
                         Pearl River, New York 10965
                         Attention:  Vice President and
                                      General Counsel


     or to such other address as either party shall have previously specified in writing to the other.
               11.  No Attachment.
               Except as required by law, no right to receive payments under this Agreement shall be subject to antici-pation, commutation, alienation, sale assignment, encum-brance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involun-tary, to effect any such action shall be null, void and of no effect.
               12.  Binding Agreement.
               This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.
               13.  Modification and Waiver.
               This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any es-toppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condi-tion for the future or as to any act other than that specifically waived.
               14.  Headings of No Effect.
               The paragraph headings contained in this Agree-ment are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.
               15.  Governing Law.
               This Agreement and its validity, interpreta-tion, performance, and enforcement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions in effect in such State.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all effective as of the date first above written.
                         ORANGE AND ROCKLAND UTILITIES, INC.



                         By:            /s/James O'Grady, Jr.
                                        Chairman, Compensation Committee



                                        /s/R. Lee Haney
                                        R. Lee Haney